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As filed with the Securities and Exchange Commission on February 8, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADOLPH COORS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	84-0178360
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

311 Tenth Street, Golden, Colorado	80401
(Address of Principal Executive Offices)	(Zip Code)

Molson Inc. 1988 Canadian Stock Option Plan
(Full title of the plan)

Robert M. Reese
Chief Legal Officer
Adolph Coors Company
311 10th Street
P.O. Box 4030
Golden, Colorado 80401-0030
(Name and address of agent for service)

(303) 279-6565
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Class B Common Stock, par value $0.01 per share	1,328,016	$76.36(2)	$101,407,302	$11,936

(1)
The number of shares to be registered represents the aggregate number of shares issuable upon the exercise of the options currently outstanding under the above named plan. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
The registration fee has been calculated, and the offering price estimated, in accordance with Rule 457(h) under the Securities Act of 1933, as amended, upon the basis of the average of the high and low sales prices of the shares of Class B common stock as reported on the New York Stock Exchange on February 7, 2005 of $76.36 per share.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 (this "Registration Statement") is filed by Adolph Coors Company, a Delaware corporation (the "Registrant"), in connection with the business combination of Molson Inc., a corporation organized and existing under the laws of Canada ("Molson"), with the Registrant, pursuant to the Combination Agreement dated as of July 21, 2004, by and among the Registrant, Molson and Molson Coors Canada Inc., a Canadian corporation and an indirect subsidiary of the Registrant (as amended, the "Combination Agreement"). Pursuant to the Combination Agreement, the Registrant, among other things, will (i) change its name to "Molson Coors Brewing Company" ("Molson Coors") and (ii) at the Effective Time (as defined in the Combination Agreement) assume the outstanding stock options granted under the Molson Inc. 1998 Canadian Stock Option Plan (the "Molson Plan") and exchange such options for options of Molson Coors. The assumed options will become exercisable for shares of the Registrant's Class B common stock, par value $0.01 per share, and each will have an exercise price per share equal to the exercise price of the assumed option immediately prior to the Effective Time (as defined in the Combination Agreement) divided by a 0.360 exchange ratio, and will otherwise remain subject to the same terms and conditions set forth in the Molson Plan and related agreements.

        This Registration Statement relates to up to 1,328,016 shares of the Registrant's Class B Common Stock issuable upon exercise of the assumed options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information requested in Part I of this Registration Statement is included in the prospectus for the Plan (the "Prospectus"), which the Registrant has excluded from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (File No: 001-14829) are incorporated in this Registration Statement by reference:

          (a)   The Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 2003.

          (b)   The Registrant's Current Reports on Form 8-K dated February 7, 2005, January 14, 2005, January 7, 2005 November 17, 2004, November 15, 2004, November 5, 2004, October 28, 2004, October 1, 2004, August 10, 2004, August 3, 2004, July 23, 2004, July 20, 2004, July 22, 2004, June 9, 2004, May 21, 2004, April 22, 2004, April 9, 2004 and the Company's amendment to Form 8-K dated August 4, 2004.

          (c)   The Registrant's Quarterly Reports on Form 10-Q for the quarters ended September 26, 2004, June 27, 2004 and March 28, 2004.

          (d)   The Joint Proxy Statement/ Management Information Circular filed on December 10, 2004 and any supplementing materials thereto.

          (e)   The description of the Company's Class B common stock contained in the Company's Registration Statement on Form 8-A12B filed on February 10, 1999 and any amendment or report for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith.

        The Registrant's certificate of incorporation provides that none of its directors will be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as currently in effect or as the same may hereafter be amended.

        The Registrant maintains directors' and officers' liability insurance policies. The Registrant's certificate of incorporation and bylaws provide generally for indemnification of the registrant's officers and directors to the fullest extent permitted by applicable law; provided that in connection with a proceeding commenced by a director or officer, such indemnification is not required if the commencement of such proceeding was not authorized by the Registrant's board of directors.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on this 8th day of February, 2005.

ADOLPH COORS COMPANY
By:	/s/ W. LEO KIELY III
Name:	W. Leo Kiely III
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Leo Kiely, Robert M. Reese and Annita M. Menogan and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 8, 2005.

Signature	Title

/s/ W. LEO KIELY III W. Leo Kiely III	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ TIMOTHY V. WOLF Timothy V. Wolf	Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ RONALD A. TRYGGESTAD Ronald A. Tryggestad	Vice President and Controller (Principal Accounting Officer)
/s/ PETER H. COORS Peter H. Coors	Director and Chairman

/s/ CHARLES M. HERINGTON Charles M. Herington	Director
/s/ FRANKLIN W. HOBBS Franklin W. Hobbs	Director
Randall Oliphant	Director
/s/ PAMELA PATSLEY Pamela Patsley	Director
/s/ WAYNE SANDERS Wayne Sanders	Director
/s/ DR. ALBERT C. YATES Dr. Albert C. Yates	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of Molson Coors (incorporated by reference to Annex G of the Joint Proxy Statement/Management Information Circular on Schedule 14A, dated December 10, 2004, as supplemented).
4.2
Amended and Restated Bylaws of Molson Coors (incorporated by reference to Annex H of the Joint Proxy Statement/Management Information Circular on Schedule 14A, dated December 10, 2004, as supplemented).
4.3	Molson Inc. 1988 Canadian Stock Option Plan, as revised.
5.1	Opinion of Kirkland & Ellis LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Power of Attorney of certain officers and directors of the Company (included in the Signature Pages).

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX